Exhibit 10.1

SUBLEASE TERMINATION

AND

GUARANTY OF SUBLEASE TERMINATION AGREEMENT

THIS SUBLEASE TERMINATION AND GUARANTY OF SUBLEASE TERMINATION AGREEMENT (“Agreement”) is made as of April 4, 2011 (“Effective Date”) between Lexington LAC Lenexa L.P., a Delaware limited partnership (“Landlord”),  Applebee’s Services, Inc., a Kansas corporation (“Tenant”) and DINEEQUITY, INC., a Delaware corporation (“Guarantor”).

RECITALS OF FACTS

A.            Landlord and Tenant are parties to that certain Sublease dated July 11, 2008 (“Sublease”) regarding certain land and improvements more particularly described in the Sublease, commonly known as the Applebee’s Headquarters at 11201 Renner Boulevard, Lenexa, Johnson County, Kansas, and legally described on Exhibit A attached hereto and incorporated herein by this reference (“Premises”)  .

B.            Landlord and Tenant desire to terminate the Sublease and their respective rights and obligations under the Sublease upon the terms and conditions set forth in this Agreement.

C.            Certain obligations of Tenant under the Sublease were guaranteed by Guarantor (“Guaranty”) which the parties wish to terminate contemporaneously with termination of the Sublease.

NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration by each of the parties to the other of them in hand paid, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

AGREEMENT

1.             Lease and Guaranty Termination.

1.1          Subject to the terms and conditions of this Agreement, the Sublease and Guaranty will terminate effective as of 11:59 p.m. C.D.S.T. on October 31, 2011 (“Termination Date”), all with the same force and effect as though such date had originally been specified in the Sublease as the expiration date of the Sublease term.  Except as expressly stated in this Agreement, all of Tenant’s rights and obligations, including the obligation to pay rent and all other amounts payable by Tenant pursuant to the term of the Sublease, and all rights and obligations of Landlord under the Sublease will continue through and including the Termination Date.

1.2          Tenant will have the right to cease operations and vacate the Premises, in whole or part, anytime before the Termination Date, in Tenant’s sole discretion; however,

Tenant shall in all events so vacate, quit, surrender and deliver the Premises free of all tenancies on or before the Termination Date. If Tenant fails to vacate the Premises on or before the Termination Date, Tenant will continue to pay rent and all other charges in the amounts and at the times as otherwise required by the Sublease had it not been terminated and, Tenant shall also pay Landlord $1,500 per day, as liquidated damages and not as a penalty, for each day Tenant occupies the Premises in whole or part after the Termination Date.

2.             Fees and Payments.

2.1          In consideration of the Sublease and Guaranty terminations and as a condition precedent thereto, Tenant will pay to Landlord, by wire transfer of funds, a termination fee in the amount of $19,909,644 (“Termination Fee”), payable on or before the Termination Date.  Tenant’s obligation to pay the Termination Fee shall survive the Sublease termination.

2.2          The parties acknowledge that Landlord intends to construct a new south building wing adjacent to the existing building comprising a portion of the Premises (“New Wing”) and to lease the Premises and New Wing to the United States General Services Administration (“GSA”) in accordance with the terms of SFO 9KS2054 dated October 15, 2010, as amended (“SFO”).  Subparagraph 2.1 of this Agreement to the contrary notwithstanding, Tenant agrees to prepay to Landlord, within 5 business days of Tenant’s receipt of Landlord’s written request accompanied by the applicable pay application submitted to Landlord by its general contractor, such portion(s) of the Termination Fee as may be requested by Landlord from time to time for purposes of paying construction costs for the New Wing. Tenant’s obligations and liability under this Subparagraph are only with respect to pre-payment of a portion of the Termination Fee as requested by Landlord.  Tenant will have no obligation with respect to the further payment or application by Landlord of such funds so prepaid by Tenant nor any obligation or liability for contractors’, materialmen or suppliers’ liens which are recorded against the Premises solely in connection with the New Wing. On or before June 15, 2011, or within 5 days after same have been established if after June 15, 2011, Landlord will deliver to Tenant the proposed construction schedule, construction budget and estimated progress payment schedule with anticipated payment amounts and dates.

2.3          The parties acknowledge and agree that the negotiation and calculation of the Termination Fee contemplates, among other factors, a May 1, 2012 rent commencement date under the lease between Landlord and GSA (“GSA Lease”).  If the GSA Lease rent commencement date is extended or delayed in whole or part beyond May 1, 2012, due solely to the acts or omissions of GSA and not those of Landlord, and without payment of additional compensation from GSA to Landlord for such extension or delay, Tenant will pay Landlord the sum of $285,500 for each full calendar month the GSA Lease rent commencement date is so extended or delayed beyond May 1, 2012, up to a maximum of 6 months (being $1,713,000 in the aggregate). Tenant will pay Landlord the total amount due under this Subparagraph within 15 days of Tenant’s receipt of written notice from Landlord of the GSA rent commencement date. Payments,

if any, for partial calendar months will be prorated based upon a 30 day month.    Tenant’s obligation under this Subparagraph will survive the Sublease termination.

2.4          Landlord has been informed by the City of Lenexa, Johnson County, Kansas (“City”) that the cost of construction, excluding tenant finish, pursuant to the SFO is eligible for an abatement of sales tax upon the labor and materials furnished and incorporated into the construction (“sales tax abatement”).  Landlord agrees to endeavor to provide the City, its contractors, and suppliers with the required information and documentation to qualify the construction labor and materials costs for sales tax abatement and for purposes of calculating the actual amount of such qualifying sales tax abatement. Landlord will endeavor to cause its general contractor to maintain an accounting of sales taxes so abated and within 15 days of Landlord’s receipt of a final accounting of the actual amount of the sales taxes so abated, Landlord endeavor to deliver such accounting to Tenant along with payment in an amount equal to the lesser of (a) the actual, final sales taxes so abated or (b) $488,000.  Landlord’s obligation under this Subparagraph will survive the Sublease termination.

3.             Surrender of Premises.

3.1          Sections 3.5 and 15 of the Sublease to the contrary notwithstanding, on or before June 15, 2011, Landlord will deliver to Tenant a detailed, itemized list of such cubicle, workstation, common area and conference room furniture belonging to Tenant which GSA requests remain in the Premises (“furniture”).  Landlord and Tenant agree to cooperate in identifying the specific furniture to remain in the Premises and Tenant agrees that it will not remove such furniture nor will Tenant remove data cabling from the Premises.  On or before the Termination Date, Tenant agrees to transfer ownership of the furniture and cabling, at no cost to Landlord, in its then current “as is” condition, “where-is” and with all faults to Landlord or its designee by Bill of Sale without any representation or warranty of any kind, except that Tenant represents and warrants that Tenant has good marketable title to such furniture and cabling and has the right and authority to transfer such furniture and cabling to Landlord or its designee, free and clear of all liens and encumbrances.

3.2          Sections 3.5 and 15 of the Sublease to the contrary notwithstanding, the term “furniture” does not include, and, prior to the Termination Date, Tenant shall remove from the Premises at Tenant’s cost and expense, such other personal property, trade fixtures and all kitchen equipment and furnishings.  Except for damage to walls or other components of the Premises which are scheduled for demolition to prepare the Premises and/or New Wing for occupancy by the GSA, Tenant shall, to the satisfaction of Landlord, promptly repair any damage caused by the removal of the personal property referred to in this Section 3.2.

4.             City Requirements; New Wing Construction.

4.1          If the City notifies Landlord that because of the change of occupancy of the Premises from Tenant to GSA the City will require that the Premises comply with the City’s existing parking requirements, Tenant agrees to reimburse Landlord for all construction costs and expenses, excluding legal fees, incurred by Landlord to increase the number of parking spaces at the Premises to comply with the City’s parking requirements.  Landlord agrees to deliver to Tenant a copy of the City’s written requirements within 5 business days after Landlord’s receipt of same from the City. Upon final completion of such parking compliance work, Landlord will notify Tenant in writing of the final completion date, accompanied by written evidence of such costs and expenses so incurred by Landlord.  Tenant agrees to reimburse Landlord for such parking compliance costs within 5 business days of Tenant’s receipt of Landlord’s requested parking compliance cost reimbursement.  Tenant’s obligations under this Subparagraph will survive the Sublease termination.

4.2          The parties acknowledge that certain financial and other incentives or concessions with respect to the Premises and construction of the New Wing may be available to Landlord and/or GSA from the City.  At Landlord’s request, Tenant agrees to cooperate with Landlord in its dealings and negotiations with the City relating to: (a) the issuance of additional bonds necessary to construct the New Wing and perform other tenant improvements required by the GSA Lease; (b) maintaining or obtaining real property tax abatement for the Premises and New Wing; (c) obtaining the sales tax abatement; and (d) obtaining any other City consents and approvals required with respect to the GSA Lease.

4.3          Tenant hereby grants permission and a license to Landlord, its employees, agents and contractors, to enter upon the Premises at anytime prior to the Termination Date to perform construction work related to the New Wing at no cost or expense to Tenant.  Landlord and Tenant agree to mutually cooperate with one another to permit construction activities and will use their best efforts to not interfere with the operations of the other.  Landlord and Tenant will each designate a representative to represent their respective interests in establishing work schedules, security, access and related matters.  Landlord hereby agrees to indemnify, defend, and hold Tenant, Guarantor, and their respective directors, officers, and employees harmless from and against: (a) all costs and expenses related to construction of the New Wing; and (b) mechanic’s liens or claims of lien related to any and all of Landlord’s construction activities.  Landlord agrees to endeavor to add Tenant as a named indemnitee under Landlord’s construction contract for the construction of the New Wing.

5.             Release of Tenant.  As of the Termination Date, Landlord on behalf of itself, its partners, affiliates, predecessors, agents, representatives, successors, and assigns hereby remises, releases, and forever discharges Tenant and Guarantor, their respective parent, subsidiaries, affiliates, predecessors, directors, officers, employees, successors and assigns, as of the Termination Date, of and from any and all claims, liabilities, and obligations arising under or in connection with the (a) Sublease and Guaranty, (b) occupancy of the Premises by Tenant, or (c) operation of Tenant’s business at the Premises, whether known or unknown, in contract or tort, except for:

(i)            payment of the Termination Fee;

(ii)           obligations that arise under the Sublease and Guaranty prior to its termination pursuant hereto;

(iii)          obligations under this Agreement and Guaranty which are stated to expressly survive the Sublease termination;

(iv)          any indemnification of Landlord provided in the Sublease for claims of third parties for events occurring on or before the Termination Date;

(v)           all Hazardous Materials (as defined in the Sublease) discovered on the Premises after the Termination Date but arising, placed upon or under the Premises before the Termination Date; and

(vi)          Landlord’s right to enforce this Agreement.

6.             Release of Landlord.  As of the Termination Date, Tenant on behalf of itself, its parent, affiliates, predecessors, and their respective directors, officers, employees, successors and assigns hereby remises, releases, and forever discharges Landlord, its partners, affiliates, predecessors, agents, representatives, successors and assigns, as of the Termination Date, of and from any and all claims, liabilities, and obligations arising under or in connection with the (a) Sublease, (b) occupancy of the Premises by Tenant, or (c) operation of Tenant’s business at the Premises, whether known or unknown in contract or tort, except for:

(i)           obligations under this Agreement which are stated to expressly survive the Sublease termination;

(iii)          any indemnification of Tenant provided in the Sublease for claims of third parties for events occurring on or before the Termination Date; and

(iv)          Tenant’s right to enforce this Agreement.

7.             Broker.  Landlord and Tenant each warrant and represent that they have dealt with no broker in connection with the consummation of this Agreement except for Waterford Property Company, LLC, which is representing Tenant and whose compensation will be paid by Tenant. If any brokerage claim against a party is predicated upon prior dealings with Landlord or Tenant, each party agrees to defend the same and indemnify the other party against such claim.

8.             Notices.  All notices, demands, or other communications hereunder must be in writing and delivered in the manner and to the addresses set forth in the Sublease.

9.             Governing Law.

This Agreement and the rights and obligations of the parties are governed by the laws of the State of Kansas, without regard to any conflict of laws principles.

10.          Waiver.  The waiver of any term or condition of this Agreement will not constitute the waiver of any other breach of the same or any other term.  To be enforceable, a waiver must be in writing and signed by a duly authorized representative of the waiving party.

11.          Severability.  If any provision of this Agreement is held to be unenforceable, the remaining provisions will remain in effect and the parties will negotiate in good faith a substantively comparable enforceable provision to replace the unenforceable provision.

12.          Costs and Expenses.  Landlord and Tenant will each bear their own respective costs and expenses in connection with the negotiation and drafting of this Agreement; provided, however, Tenant agrees to reimburse Landlord a maximum amount of $50,000 for its reasonable attorneys’ fees incurred with respect to the (i) Letter of Intent entered into by Landlord and Tenant on March 28, 2011, (ii) this Agreement, (iii) GSA Lease, (iv) negotiations and documentation with the City of Lenexa and (iv) construction related negotiation and documentation .  Tenant will pay Landlord for such fees so incurred within 5 business days of execution of this Agreement and delivery to Tenant of an itemized invoice evidencing such attorneys’ fees.

13.          Obligation of Guarantor. Guarantor hereby joins in executing this Agreement as guarantor of all obligations of Tenant to be performed hereunder, including, without limitation, the payment of the Termination Fee and Guarantor hereby acknowledges that the terms of the Guaranty are hereby incorporated in this Agreement and that Guarantor’s obligations under the Guaranty include the payment and performance of all of Tenant’s obligations under this Agreement.

14.          General Provisions.  If any provision of this Agreement conflicts with the Sublease, then this Agreement will control.  This Agreement may be signed in counterparts, each of which counterpart will be deemed an original for all purposes and together will be deemed one and the same Agreement.  This Agreement contains the entire understanding of the parties with regard to the termination of the Sublease and the Guaranty, the Premises, and Tenant’s property, and supersedes all previous representations, statements, negotiations and writings relating to the termination of the Sublease and Guaranty.  No modification of this Agreement will be effective unless in writing and signed by both parties.

SIGNED:	LANDLORD:

LAC LENEXA L.P.,
a Delaware limited partnership

	By:	Lexington LAC Lenexa GP LLC
a Delaware limited liability company

	By:	/s/ Richard J. Rouse
	Name:	Richard J. Rouse
	Title:	Vice President
	Date:	04/04/11

TENANT:

APPLEBEE’S SERVICES, INC.
a Kansas corporation

	By:	/s/ Beverly O. Elving
Beverly O. Elving
Senior Vice President, Finance
	Date:	04/04/11

GUARANTOR

DINEEQUITY, INC.
a Delaware corporation

	By:	/s/ John F. Tierney
	Name:	John F. Tierney
	Title:	Chief Financial Officer
	Date:	04/04/11